                                     EXHIBIT 23.2

                            INDEPENDENT AUDITOR'S CONSENT



To the Board of Directors
Delta Woodside Industries, Inc.:

We consent to the use of our report dated February 19, 1999 with respect to the combined balance sheets of the Nautilus Business as of January 4, 1999, June 27, 1998 and June 28, 1997, and the related combined statements of operations and accumulated deficit and cash flows for the six-months ended January 4, 1999, and for each of the years in the three-year period ended June 27, 1998, included in the Direct Focus, Inc. Registration Statement on Form S-1 (Reg. No. 333-73243) incorporated by reference in this Registration Statement on Form S-8.




 /s/ KPMG Peat Marwick LLP
--------------------------
KPMG Peat Marwick LLP

Greenville, South Carolina
May 26, 1999